Exhibit 99.1

4602 East Thomas Road Phoenix, Arizona 85018 Telephone: (602) 437-5400 Fax: (602) 437-1681

FOR IMMEDIATE RELEASE	Investor Contact:	Company Contact:
	Neil Berkman Associates	Bradley E. Larson
	(310) 826-5051	Chief Executive Officer
	info@BerkmanAssociates.com	www.meadowvalley.com
Meadow Valley Second Quarter Net Income Increased 68.3%
     PHOENIX, ARIZONA, August 12, 2008 . . . MEADOW VALLEY CORPORATION (NASDAQ:MVCO) today announced operating results for the second quarter and first half of 2008.
Second Quarter Results
     For the three months ended June 30, 2008, total revenue increased 15.5% to $67.7 million compared to $58.7 million for the second quarter of 2007. Construction services revenue increased 39.0% to $50.5 million compared to $36.3 million for the same period last year, reflecting scheduled progress on the larger value of highway construction projects underway in the second quarter of 2008 versus the same period last year. Construction materials revenue decreased 23.5% to $16.9 million compared to $22.1 million for the same period last year, the result of continued weakness in residential construction in Meadow Valley’s primary Phoenix, Arizona and Las Vegas, Nevada metropolitan markets. Construction materials testing revenue increased 49.8% to $0.3 million for this year’s second quarter compared to $0.2 million for the same period last year.
     Gross margin for the second quarter of 2008 was 7.2%, versus 8.2% for the second quarter of 2007. Construction services gross margin was 8.9% compared to 6.8% for the same period last year, and construction materials gross margin was 1.7% compared to 10.7% for the same period last year.
     Net income after minority interest for the second quarter of 2008 rose 68.3% to $1.4 million, or $0.27 per diluted share. This compares to net income after minority interest for the second quarter of 2007 of $0.9 million, or $0.16 per diluted share. At June 30, 2008, Meadow Valley owned 2,645,212 shares, or approximately 69%, of the outstanding common stock of Ready Mix, Inc. (AMEX:RMX). Accordingly, Ready Mix, Inc.’s operating results are consolidated in Meadow Valley’s financial statements for financial reporting purposes.
     Construction services backlog was $150.9 million at June 30, 2008 compared to $104.4 million at June 30, 2007.
First Half Results
     For the six months ended June 30, 2008, total revenue increased 15.9% to $117.4 million compared to $101.3 million for the first six months of 2007. Construction services revenue increased 42.5% to $84.1 million compared to $59.1 million for the same period last year, construction materials revenue decreased 22.0% to $32.6 million compared to $41.8 million for the same period last year, and construction materials testing revenue increased 52.4% to $0.6 million compared to $0.4 million for the same period last year.
     Net income after minority interest for the six months ended June 30, 2008 increased 71.1% to $2.4 million, or $0.45 per diluted share. This compares to net income after minority interest of $1.4 million, or $0.26 per diluted share, for the six months ended June 30, 2007.
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Meadow Valley Second Quarter Net Income Increased 68.3%
August 12, 2008
Page Two
Balance Sheet Highlights
     At June 30 2008, Meadow Valley reported working capital of $25.3 million, including cash, cash equivalents and restricted cash of $38.6 million. At December 31, 2007, working capital was $23.0 million, including cash, cash equivalents and restricted cash of $28.5 million. Shareholders’ equity increased to $37.3 million at June 30, 2008 compared to $34.5 million at December 31, 2007.
Definitive Agreement to be Acquired
     As announced on July 28, 2008, Meadow Valley has entered into a definitive merger agreement to be acquired by an affiliate of Insight Equity I LP, Dallas, Texas. Under the agreement, all of the outstanding shares of Meadow Valley Corporation will be acquired for $11.25 per share in cash.
     The transaction is expected to close prior to December 31, 2008, and is subject to several closing conditions, including the approval of Meadow Valley’s shareholders.
     In accordance with the merger agreement, the Special Committee Meadow Valley’s Board of Directors, with the assistance of its advisors, is conducting a market test until September 11, 2008 by soliciting superior proposals from other parties. There is no assurance that the solicitation of proposals will result in a superior proposal or an alternative transaction.
Conference Call
     Meadow Valley has scheduled a conference call today at 11:00 a.m. EDT. To participate in the call, dial (212) 231-2902 and ask for the Meadow Valley conference call, reservation #21389296. A simultaneous webcast of the conference call may be accessed online at the Investor Information link of www.meadowvalley.com. A replay will be available after 2:00 p.m. EDT at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation # 21389296 after 1:00 p.m. EDT.
About Meadow Valley
     Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways, primarily in Nevada and Arizona. The Company’s construction materials operations provide concrete and gravel products primarily to other contractors. The Company’s materials operations are concentrated in southern Nevada and Arizona.
Forward-Looking Statements
     Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business and its proposed acquisition based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, the following: (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (2) the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the merger agreement, (3) the inability to complete the merger due to the failure to obtain stockholder approval or satisfy other conditions to the closing of the merger, (4) failure of any party to the merger agreement to abide by the terms of that agreement, (5) risks that the proposed transaction, including the uncertainty surrounding the closing of the transaction, will disrupt the current plans and operations of the Company, including as a result of undue distraction of management and personnel retention problems, (6) conflicts of interest that may exist between members of management who will be participating in the ownership of the Company following the closing of the transaction and (7) the amount of the costs, fees, expenses and charges related to the merger, including the impact of any termination fees the Company may incur, which may be substantial. Furthermore, the expectations expressed in forward-looking statements about the Company could materially differ from the actual outcomes because of changes in demand for the Company’s products and services, the timing of new orders and contract awards, the Company’s ability to successfully win contract bids, the impact of competitive products and pricing, excess or shortage of production capacity, bonding capacity and other risks discussed from time to time in the Company’s Securities and Exchange Commission (“SEC”) filings and reports, including the Company’s

Annual Report on Form 10-K for the year ended December 31, 2007. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, except as may be required by law.
Additional Information about the Merger and Where to Find It
     In connection with the proposed merger, a proxy statement of Meadow Valley and other materials will be filed with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MEADOW VALLEY AND THE PROPOSED MERGER. Investors will be able to obtain free copies of the proxy statement (when available) as well as other documents filed with the SEC containing information about Meadow Valley at http://www.sec.gov, the SEC’s free internet site. Free copies of Meadow Valley’s SEC filings are also available on Meadow Valley’s internet site at http://www.meadowvalley.com. Furthermore, investors may obtain free copies of Meadow Valley’s SEC filings by directing such request to Meadow Valley Corporation, Attn: Corporate Secretary, 4602 East Thomas Road, Phoenix, Arizona 85018 or by requesting the same via telephone at (602) 437-5400.
Participants in the Solicitation
     Meadow Valley and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Meadow Valley’s stockholders with respect to the proposed merger. Information regarding the officers and directors of Meadow Valley is included in its Annual Report on Form 10-K/A filed with the SEC on April 29, 2008. MORE DETAILED INFORMATION REGARDING THE IDENTITY OF POTENTIAL PARTICIPANTS, AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITIES HOLDINGS OR OTHERWISE, WILL BE SET FORTH IN THE PROXY STATEMENT AND OTHER MATERIALS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER.
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MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenue:
Construction services	$50,508,185	$36,338,017	$84,140,914	$59,061,711
Construction materials	16,905,255	22,103,800	32,595,666	41,814,357
Construction materials testing	313,431	209,185	645,381	423,608

Total revenue	67,726,871	58,651,002	117,381,961	101,299,676

Cost of revenue:
Construction services	46,003,051	33,852,768	76,260,633	54,665,443
Construction materials	16,621,747	19,746,381	32,314,843	37,355,924
Construction materials testing	233,494	253,552	458,363	527,039

Total cost of revenue	62,858,292	53,852,701	109,033,839	92,548,406

Gross profit	4,868,579	4,798,301	8,348,122	8,751,270

General and administrative expenses	2,964,886	3,205,523	5,465,095	6,222,499

Income from operations	1,903,693	1,592,778	2,883,027	2,528,771

Other income (expense):
Interest income	171,249	398,880	436,132	768,163
Interest expense	(32,808)	(68,001)	(67,504)	(146,265)
Other income (expense)	(11,009)	64,145	(77,980)	165,850

	127,432	395,024	290,648	787,748

Income before income taxes and minority interest in consolidated subsidiary	2,031,125	1,987,802	3,173,675	3,316,519

Income tax expense	(732,339)	(757,884)	(1,143,603)	(1,229,677)

Income before minority interest in consolidated subsidiary	1,298,786	1,229,918	2,030,072	2,086,842

Minority interest in consolidated subsidiary	142,545	(373,445)	341,319	(700,476)

Net income	$1,441,331	$856,473	$2,371,391	$1,386,366

Basic net income per common share	$0.28	$0.17	$0.46	$0.27

Diluted net income per common share	$0.27	$0.16	$0.45	$0.26

Weighted average common shares outstanding
Basic	5,177,212	5,128,793	5,163,289	5,124,545

Diluted	5,316,016	5,314,305	5,308,427	5,305,079

MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2008	2007
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$38,271,058	$28,146,028
Restricted cash	377,588	327,886
Accounts receivable, net	35,236,248	28,565,983
Prepaid expenses and other	1,775,008	2,973,664
Inventory, net	1,626,225	1,232,478
Costs and estimated earnings in excess of billings on uncompleted contracts	297,365	567,013
Note receivable	84,365	110,824
Deferred tax asset	648,219	580,103

Total current assets	78,316,076	62,503,979

Property and equipment, net	35,200,125	36,173,373
Refundable deposits	154,736	186,508
Note receivable, less current portion	396,134	424,536
Claims receivable	2,463,880	2,463,880

Total assets	$116,530,951	$101,752,276

Liabilities and Stockholders’ Equity:

Current liabilities:
Accounts payable	$23,052,510	$15,288,168
Accrued liabilities	4,729,017	6,907,633
Notes payable	5,029,394	4,216,498
Obligations under capital leases	57,733	102,100
Income tax payable	117,412	1,770,786
Billings in excess of costs and estimated earnings on uncompleted contracts	20,068,160	11,248,107

Total current liabilities	53,054,226	39,533,292

Notes payable, less current portion	11,062,480	12,269,017
Deferred tax liability	2,610,836	2,610,836

Total liabilities	66,727,542	54,413,145

Commitments and contingencies

Minority interest in consolidated subsidiary	12,471,084	12,812,403

Stockholders’ equity:
Preferred stock — $.001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock — $.001 par value; 15,000,000 shares authorized, 5,178,654 and 5,148,404 issued and outstanding	5,179	5,148
Additional paid-in capital	20,756,290	20,322,115
Capital adjustments	(799,147)	(799,147)
Retained earnings	17,370,003	14,998,612

Total stockholders’ equity	37,332,325	34,526,728

Total liabilities and stockholders’ equity	$116,530,951	$101,752,276